Exhibit 4.24

STRATEGIC COOPERATION AND ANTI-DILUTION FRAMEWORK AGREEMENT

BETWEEN KINGSOFT AND KINGSOFT CLOUD

This Strategic Cooperation and Anti-Dilution Framework Agreement (the “Agreement”) dated January 27, 2022, is made and entered into by and between the following parties in the People’s Republic of China (“PRC”, for the purpose of the Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan):

Party A	:	Kingsoft Cloud Holdings Limited (NASDAQ Stock Code: KC, hereinafter referred to as “Kingsoft Cloud”. Kingsoft Cloud, the subsidiaries included in its consolidated financial statements, and affiliated entities, collectively referred to as “Kingsoft Cloud Group”)

Address	:	Building E, Xiaomi Science and Technology Park, An Ning Zhuang Road, Haidian District, Beijing, the PRC

Party B	:	Kingsoft Corporation Limited (HKEX Stock Code: 03888, hereinafter referred to as “Kingsoft”; Kingsoft, the subsidiaries included in its consolidated financial statements, and affiliated entities, collectively referred to as “Kingsoft Group”)

Address	:	Building D, Xiaomi Science and Technology Park, An Ning Zhuang Road, Haidian District, Beijing, the PRC

WHEREAS:

1. Kingsoft Group and Kingsoft Cloud Group have established an in-depth partnership in cloud services, resources sharing and others. For the purpose of further clarifying, standardizing and deepening such cooperation and establishing long-term and constructive partnership, both Parties, adhering to the principles of fairness, impartiality and integrity, unanimously agree to establish a strategic cooperative relationship and carry out all-round cooperation in potential fields in order to consolidate and expand the advantages in their respective fields, and hereby enter into the Agreement.

2. The Agreement is a framework agreement, and both Parties may execute and perform the Agreement through their respective relevant entities to implement specific service details according to actual business needs.

3. In the Agreement, the percentage of Kingsoft’s equity interest in Kingsoft Cloud is calculated as follows:

•	The numerator is the total number of ordinary shares and American depositary receipts (“ADRs”) of Kingsoft Cloud held by Kingsoft as of the date of the Agreement;

•

The denominator is the total number of shares issued by Kingsoft Cloud as of the date of the Agreement, which is the total issued shares (including ordinary shares and ADRs) listed in the Register of Members of Kingsoft Cloud on the date of this Agreement.

4. As of the date of the Agreement, the total number of ordinary shares and ADRs of Kingsoft Cloud held by Kingsoft is equivalent to 1,423,246,584 ordinary shares.

Now, THEREFORE, in accordance with the provisions of the Civil Code of the People’s Republic of China and other relevant laws and regulations, both Parties have entered into the Agreement through friendly negotiations in order to clarify their rights and obligations. Party A and Party B are herein each referred to as a “Party” and collectively the “Parties”. The details are as follows:

Article 1 Details of Strategic Cooperation

1.1 In compliance herewith and subject to the following premises, Kingsoft undertakes to facilitate Kingsoft Group in negotiating cooperation with Kingsoft Cloud Group on the products, services and solutions listed in the Potential Areas of Cooperation as described in Section 1.2 of the Agreement as a matter of priority on equal terms and conditions:

1.1.1 Compliance with the respective applicable corporate governance documents (articles of association, shareholder agreements, etc.), applicable listing rules, transaction specifications, internal procurement/transaction processes, and public commitments made by respective entities of the Parties;

1.1.2 The prices of the services and products provided by Kingsoft Cloud Group will make full reference to the quality and prices of similar services and products provided by independent third parties in order to ensure fairness and reasonableness, in line with the principle of fair market price and will be in the best interests of the Parties hereto and their shareholders as a whole; in addition to the aforesaid fair price terms, Kingsoft Cloud Group will also make its best efforts to ensure the quality, stability and sustainability of the services and products provided to Kingsoft Group; and

1.1.3 Kingsoft Cloud Group undertakes to give priority, under the same terms and conditions, to negotiation with the corresponding entities of Kingsoft Group engaged in such business with respect to the “business areas of Kingsoft Group disclosed in the annual report of Kingsoft”.

1.2	Potential areas of cooperation between the Parties include but are not limited to:

1.2.1 products and services for cloud computing and cloud storage;

1.2.2 PaaS, SaaS and other value-added cloud services (e.g. full-stack (including IaaS, PaaS and SaaS) cloud gaming services);

1.2.3 IT system services (e.g. existing IT system services of WPS and Camelot);

1.2.4 data center rental; and

1.2.5 other possible areas of cooperation to be subsequently confirmed by the Parties.

1.3 Both Parties may reciprocally recommend their products, services and solutions to the relevant customers or partners during business operation under the same terms and conditions, in addition to the aforesaid potential areas of cooperation.

1.4 Where services and products are provided by Kingsoft to Kingsoft Cloud Group, the Parties will make full reference to the quality and price of similar services offered by independent third parties to ensure that they are fair and reasonable, in line with the principle of fair market price and will be in the best interests of both Parties hereto and their shareholders as a whole.

1.5 The Agreement is a framework agreement, and both Parties may execute and perform the Agreement through their respective concerned entities to implement specific service details according to actual business needs, provided that the performance of relevant agreements is subject to the necessary approval process in accordance with the entities’ applicable corporate governance documents (articles of association, shareholder agreements, etc.), listing rules, transaction norms, internal procurement/transaction procedures, and public commitments made by them. Kingsoft and its wholly-owned subsidiaries undertake to support the execution and performance of the relevant agreements to the extent that they can exercise their voting rights.

Article 2 Licensing Service

2.1 Reference is made to the Trademark Licensing Agreement and the Technology Transfer (Patent Implementation Licensing) Agreement dated December 18, 2019 (collectively, the “License Agreements”) among Kingsoft and Kingsoft Cloud and their respective subsidiaries. According to the License Agreements, Kingsoft has, through its subsidiaries, licensed Kingsoft Cloud to use six patents owned by Kingsoft (through its subsidiaries), including the systems and methods for synchronizing the updates of specified files on a priority basis, under a general license in accordance with the specific agreement of the relevant contract. Kingsoft Cloud is entitled to the licenses of implementing such patents and shall pay the corresponding royalties for the exploitation of such licenses. Additionally, subject to specific contractual agreements, Kingsoft has agreed to license the relevant trademarks which have applied for registration or have been registered by its Group to Kingsoft Cloud for a certain validity period.

2.2 Kingsoft undertakes to properly perform the License Agreements and not to terminate or rescind such License Agreements without agreed reasons.

Article 3 Pricing Arrangement

3.1 With respect to the details of the strategic cooperation between the Parties hereunder, the Parties shall make reference to the quality and applicable historical prices of similar services and products provided by independent third parties in terms of pricing so as to ensure that they are fair and reasonable, in line with fair market prices, determined fairly and reasonably through friendly negotiations, and will be in the best interests of the respective shareholders of the Parties as a whole. Such service fees shall be no higher than the prices on which the service provider relies to provide similar services to independent third parties, thereby ensuring that the terms and conditions are fair and reasonable.

3.2 The specific pricing arrangement and the amount of the service fees for the next three years shall be subject to the agreements to be entered into by both Parties through their respective entities in accordance with the principles set forth herein, if any, based on actual business needs.

Article 4 Anti-dilution Rights

4.1 For the purpose of strengthening the strategic cooperation between the two Parties and implementing the aforesaid strategic partnership, Kingsoft Cloud undertakes to grant Kingsoft anti-dilution rights during the term of the Agreement (as defined in Section 5.1 below), unless otherwise required for regulatory reasons. Kingsoft shall have rights to purchase a Pro Rata Share (as defined in Section 4.4 below) in the allotment and issuance of new securities (the “New Securities”, as defined in Section 4.5 below) of Kingsoft Cloud such that, following the completion of the relevant allotment and issuance, the percentage of Kingsoft’s shareholding in Kingsoft Cloud shall be no less than the percentage of Kingsoft’s shareholding in Kingsoft Cloud (including ordinary shares and ADRs) as of the date of the Agreement. Specifically, Kingsoft Cloud agrees that, in accordance with applicable domestic and international laws and regulations, in the event the Company proposes to undertake any allotment and issuance of New Securities in a single transaction or a series of transactions, directly or indirectly, including in both public and private offerings or placements of securities (including, without limitation, a listing on the Main Board of the Stock Exchange of Hong Kong), during the term of the Agreement, then Kingsoft Cloud undertakes that, it shall not undertake such allotment and issuance of New Securities unless Kingsoft Cloud delivers a Participation Notice (as defined below) to Kingsoft and complies with the provisions set forth in Section 4.3 of the Agreement. The Parties acknowledge that Kingsoft shall have the right to designate its affiliated entities (as defined in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, hereinafter referred to as the “Hong Kong Listing Rules”) to exercise such anti-dilution rights.

4.2

Participation Notice. The Parties agree that prior to the allotment and issuance of any New Securities by Kingsoft Cloud, Kingsoft Cloud shall give to Kingsoft a written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price, price range or pricing mechanism (as applicable and as practicable) and the terms upon which Kingsoft Cloud proposes to issue such New Securities, and Kingsoft’s Pro Rata Share (as defined below) of such New Securities (as determined in accordance with Section 4.4). Kingsoft Cloud shall provide such Participation Notice to Kingsoft without delay as applicable and practicable. Such Participation Notice shall be delivered by Kingsoft Cloud to Kingsoft no later than forty (40) days prior to the date on which Kingsoft Cloud enters into the definitive agreement with respect to the allotment and issuance of the New Securities (i.e. the Hong Kong Underwriting Agreement), unless the timing of such Notice may be otherwise agreed upon by the Parties through friendly negotiations.

4.3

Exercise of anti-dilution rights. The Parties agree that during the term of the Agreement (as defined in Section 5.1 hereof), Kingsoft Cloud grants anti-dilution rights to Kingsoft in connection with the allotment and issuance of New Securities of Kingsoft Cloud. The specific arrangements for the exercise of the anti-dilution rights are as follows:

4.3.1

The Parties agree that Kingsoft shall, upon receipt of any such Participation Notice, notify Kingsoft Cloud in writing without delay (the “Exercise Notice”) and state therein the quantity of New Securities to be purchased (which shall not exceed the Pro Rata Share of Kingsoft or its designated entity). Provided that the final number of New Securities issued does not exceed the quantity set forth in the Participation Notice and Kingsoft has given an Exercise Notice, Kingsoft shall irrevocably elect in writing to purchase the number of such New Securities as set forth in the Exercise Notice in accordance with the pricing mechanism and the terms and conditions thereof stipulated in the Participation Notice. Pursuant to Article 4 hereof, the price payable for subscription for any New Securities shall be equal to the price offered to and payable by all other investors participating in such offering, and such subscription shall be based on the same terms or conditions offered to and obtained by all other investors participating in such offering.

4.3.2

The Parties agree that in the event Kingsoft fails to deliver an Exercise Notice in writing to so elect to purchase any of its Pro Rata Share of New Securities pursuant to Section 4.3 hereof within the time limit of six (6) business days following Kingsoft Cloud’s Participation Notice, Kingsoft shall be deemed to have forfeited and waived any right to purchase any New Securities held on such Pro Rata Share basis under Section 4.1 hereof on that occasion. Nevertheless, it shall not be deemed to forfeit or waive any right with respect to any future issuance of New Securities under this Agreement. Where there is a practical need, Kingsoft may give written notice to Kingsoft Cloud requesting an extension of such time limit, which shall not be unreasonably withheld by Kingsoft Cloud, provided that such Exercise Notice is given no later than five (5) business days prior to Kingsoft Cloud entering into the definitive agreement with respect to the allotment and issuance of the New Securities.

4.3.3

The Parties agree that, notwithstanding anything to the contrary in Section 4.3 of the Agreement, any purchase by Kingsoft of its Pro Rata Share of any New Securities must be made in compliance with any applicable domestic and international laws, rules and regulations (including stock exchange rules), and any internal policies and procedures of the Parties.

4.3.4

If the exercise of the anti-dilution rights by Kingsoft triggers Kingsoft’s obligation to obtain shareholders’ approval under the Hong Kong Listing Rules, the Parties shall separately negotiate the exercise of Section 4.3 herein. The Parties may, upon negotiation, adjust the relevant period by agreement in order to meet the requirement for Kingsoft to obtain shareholders’ approval, provided that such relevant approval of independent shareholders’ meeting shall be obtained three (3) business days prior to Kingsoft Cloud entering into the definitive agreement with respect to the allotment and issuance of the New Securities. Failure to do so shall result in Kingsoft being deemed to have forfeited and waived any right to purchase a Pro Rata Share of the New Securities pursuant to Section 4.1 hereof.

4.4 Pro rata share. For the purposes of the Agreement, Kingsoft’s “Pro Rata Share” shall be equal to (i) the total number of shares issued by Kingsoft Cloud immediately after the issuance of New Securities, plus any equity securities issued or issuable upon exercise of all pre-existing anti-dilution rights or other similar rights to obtain additional equity securities in connection with the issuance of the New Securities, multiplied by (ii) the percentage of equity interests (including ordinary shares and ADRs) held by Kingsoft in Kingsoft Cloud as of the date of the Agreement; less the number of shares (including ordinary shares and ADRs) held by Kingsoft in Kingsoft Cloud immediately prior to the issuance of the New Securities. For the avoidance of doubt, rounding is also required to avoid fractional shares regarding such calculations.

4.5 For the purposes of the Agreement, “New Securities” shall refer to any equity securities or convertible securities (including ordinary shares, ADRs or any other equity securities) sold in any transaction (including but not limited to a public offering in connection with the listing of Kingsoft Cloud on the Main Board of the Stock Exchange of Hong Kong) after the date of the Agreement, but excluding:

4.5.1

any options, grant rights, awards, restricted shares or any other share-based awards issued or issuable under any employee equity incentive plan (the “Company Equity Incentive”) approved by the Board of Directors of Kingsoft Cloud (the “Board”), and any equity securities issuable upon exercise, vesting or conversion of any company equity awards;

4.5.2	any equity securities issued pursuant to the cancelation or exchange of any ADRs of Kingsoft Cloud by the holders thereof;

4.5.3

any equity securities issued pursuant to any acquisition of any entity through a merger, acquisition, purchase of substantially all of the assets of such entity, reorganization or similar transaction, in each case, as approved by the Board;

4.5.4	any equity securities issued in connection with any share split, share division, share dividend or distribution, reclassification or other similar event as approved by the Board; and

4.5.5	any other equity securities issued upon the conversion, exchange or exercise of any securities of Kingsoft Cloud outstanding as of the date of this Agreement or issued subsequent to the date hereof.

4.6 The Parties acknowledge that the anti-dilution rights in this section have not been taken into consideration in the specific pricing arrangements and the determination of the maximum amount of the service fees for the next three years under the strategic cooperation framework agreement as set forth in Article 1 hereof between Kingsoft Cloud and Kingsoft. The Parties acknowledge that the service fees payable by Kingsoft Cloud Group to Kingsoft Group and the pricing arrangements hereunder shall be governed by the relevant provisions in Article 3 hereof.

Article 5 Term, Performance and Termination of the Agreement

5.1 The Parties agree that the Agreement shall take effect upon signing by the authorized representatives of the Parties. The term of the Agreement shall be valid from the date of the Agreement to December 31, 2024 (the “Term”). The Parties agree that they will review and decide on the renewal of the cooperation two (2) months prior to the expiry of the Term.

5.2 The Parties agree that they will explore additional procurement and partnership models in potential areas of cooperation during the Term of the Agreement, and negotiate and implement the details of the cooperation subject to applicable corporate governance documents (articles of association, shareholder agreements, etc.), listing rules, transaction norms, internal procurement/transaction procedures, and public commitments made by them.

5.3 The Parties agree that during the cooperation period, both Parties may hold communication meetings regularly or irregularly and establish a good communication mechanism to ensure timeliness of service and continuous improvement and optimization of business.

5.4 The Parties agree that if any provision under the Agreement is ruled to be, or is deemed by the applicable entity’s regulatory authorities (including, without limitation, any government body, any applicable stock exchange (including those in connection with IPO)) to be, inconsistent with the laws, regulations and listing requirements or rules governing such applicable entity (“Regulatory Reasons”), the Parties shall amend the provision of the Agreement through negotiations to ensure its compliance with the requirements of the regulatory authorities. If some terms of the Agreement are terminated for any Regulatory Reason (e.g., Article 4 Anti-Dilution Rights), the Parties shall resolve the performance of the other terms of the Agreement through separate negotiations.

5.5 The Parties agree that if either Party breaches any provision of the Agreement (the “Breaching Party”), the other Party (the “Non-breaching Party”) may notify the Breaching Party in writing that it has committed a breach and require the Breaching Party to make remedies within a specified reasonable period of time. If the Breaching Party fails to remedy such breach within the aforementioned period, the Non-breaching Party shall be entitled to terminate the Agreement immediately. The Non-breaching Party reserves the right to recover compensation and any other legally permissible claims against the Breaching Party.

Article 6 Representations and Warranties of the Parties

6.1 Both Parties are duly incorporated and validly existing under the laws of the place of incorporation.

6.2 The Parties hold the necessary licenses, permits, registrations, certificates, and other qualifications and approvals, whether domestic or overseas, to provide the services hereunder.

6.3 The Parties have taken all required actions and (except as otherwise expressly provided herein) obtained all consents, approvals, authorizations and permits necessary to enter into the Agreement. The execution of the Agreement shall not violate (i) the articles of association of the Parties, (ii) any other agreements or obligations of the Parties, or (iii) any laws, regulations or ordinances in force of the PRC or other relevant jurisdictions. Their representatives who sign the Agreement have been fully authorized to sign the Agreement.

6.4 The Parties undertake to comply with the applicable listing rules and other requirements of the applicable entities’ regulatory authorities, as well as the applicable laws and regulations both within and outside China as amended and updated from time to time for the purpose of the transactions hereunder.

6.5 One Party undertakes to the other Party to provide sufficient information and reasonable assistance to the other Party and the independent non-executive directors of the other Party and/or the independent financial adviser, auditor and legal adviser appointed by the other Party in order to ensure that the other Party is able to make the relevant filings and disclosures (if required) in respect of the transactions hereunder in accordance with the applicable laws and regulations both within and outside China, applicable listing rules, and other requirements of the applicable entities’ regulatory authorities.

Article 7 Force Majeure

7.1 In the event that either Party fails to perform its obligations hereunder in whole or in part due to a force majeure event, performance of such obligations shall be suspended for the period of time during which the force majeure event hinders its performance. A force majeure event shall mean any event which is beyond the reasonable control of the affected Party, could not have been foreseen or, if foreseen, could not have been avoided or overcome by such Party, and occurs after the date of the Agreement and makes performance of the Agreement in whole or in part by such Party objectively impossible or impracticable (including, but not limited to, failure to perform at a reasonable cost). Such events include, but are not limited to, floods, fires, droughts, windstorms, earthquakes and other natural disasters, traffic accidents, strikes, turmoil, riots, and wars (regardless of whether war is declared), and acts and omissions of government authorities.

7.2 The Party claiming to be affected by the force majeure event shall notify the other Party of the occurrence of the force majeure event in writing within the shortest possible time and provide the other Party with appropriate evidence of such force majeure event and its duration by courier, registered mail or facsimile within fifteen days of the occurrence of such force majeure event. The Party claiming that a force majeure event makes its performance of the Agreement objectively impossible or impractical shall be obligated to make all reasonable efforts to eliminate or mitigate the effects of such force majeure event.

7.3 In the event of a force majeure event, the Parties shall promptly decide how to implement the Agreement through friendly negotiations. Upon termination or elimination of the force majeure event or its effects, the Parties shall immediately resume performance of their respective obligations hereunder.

Article 8 Information Disclosure and Confidentiality

8.1 Neither Party shall make any disclosure of information (including but not limited to announcements, notices and circulars) in connection with the matters hereof without the prior written consent of the other Party, except where such disclosure is made in accordance with the laws of the PRC or the regulations of the China Securities Regulatory Commission, the Stock Exchange of Hong Kong, the Securities and Futures Commission of Hong Kong or any other relevant regulations.

8.2 Both Parties shall be obligated to keep confidential any trade secrets of the other Party known hereunder, and shall not disclose them to any third party without the written consent of the other Party, except as required by laws and regulations or by the stock exchanges where the shares of both Parties and their affiliates are listed or by relevant laws and regulations. Either Party violating the provisions of this Article shall fully compensate the other Party for all direct and indirect losses incurred therefrom.

8.3 Upon termination of the Agreement, the Parties shall continue to be bound by the confidentiality obligations under this Article.

Article 9 Notice

9.1 Notices or other communications made by a Party pursuant to the Agreement shall be in writing and in the Chinese language, and shall be delivered by hand or registered mail to the address designated by the other Party. The date on which the notice is deemed to have been validly made shall be determined in accordance with the following provisions:

9.1.1 A notice delivered by hand shall be deemed to be effective on the date it is signed for by the person designated by the other Party delivered to by hand;

9.1.2 Notices sent by registered mail shall be deemed valid on the fifth (5th) day (or the next business day if the last day falls on a Saturday, Sunday or legal holiday) after postage is paid (as determined by the postmark date).

9.1.3 The mailing addresses of both Parties are as follows:

Party A: Kingsoft Cloud Holdings Limited

Contact: Wang Yi

Address: Building E, Xiaomi Science and Technology Park, An Ning Zhuang Road, Haidian District, Beijing, the PRC

Party B: Kingsoft Corporation Limited

Contact: Peng Bo

Address: Building D, Xiaomi Science and Technology Park, An Ning Zhuang Road, Haidian District, Beijing, the PRC

9.2 If one Party changes its mailing address, it shall notify the other Party in writing of such change without delay as provided in this Article.

Article 10 Applicable Laws and Dispute Resolution

10.1 The Agreement shall be governed by and construed in accordance with the laws of the PRC.

10.2 Any dispute arising out of or in connection with the Agreement shall be resolved by the Parties at their own discretion through friendly negotiations. If no mutually acceptable conclusion is reached upon negotiations within thirty (30) days, either Party may file an application with the Shanghai International Economic and Trade Arbitration Commission (SIETAC). According to the arbitration rules of the Commission, the arbitration proceeding shall take place in Shanghai in Chinese. The arbitral award shall be final and binding on both Parties.

Article 11 Miscellaneous

11.1 The Parties agree to separately bear all relevant costs and expenses arising from the execution hereof in accordance with the relevant Chinese laws. In the absence of legal provisions, such costs and expenses shall be shared equally between both Parties.

11.2 Except with the prior written consent of one Party hereto, the other Party hereto is prohibited from assigning its rights and obligations hereunder.

11.3 The Agreement and the related documents referred to herein shall constitute the entire agreement and understanding between the Parties with respect to all matters stated herein, and shall supersede all prior agreements, contracts, understandings and communications, whether oral or written, between the Parties with respect to all matters described herein.

11.4 Unless otherwise provided, one Party’s failure to exercise or delay in exercising its rights, powers or privileges hereunder shall not constitute a waiver of such rights, powers or privileges. Any single or partial exercise of such rights, powers, or privileges shall not preclude the exercise of any other rights, powers, or privileges by such Party.

11.5 The Appendices hereto, if any, are an integral part of the Agreement and shall be as equally binding as the Agreement.

11.6 The Agreement is made in two originals, one for each Party, and both have the same legal effect.

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Party A:

Kingsoft Cloud Holdings Limited

Authorized representative (Signature):

The signature and seal page of the Strategic Cooperation and Anti-Dilution Framework Agreement between Kingsoft and Kingsoft Cloud

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Party B:

Kingsoft Corporation Limited

Authorized representative (Signature):

The signature and seal page of the Strategic Cooperation and Anti-Dilution Framework Agreement between Kingsoft and Kingsoft Cloud